                                                                    EXHIBIT 99.2




                                OPTION AGREEMENT

         AGREEMENT made as of this 24th day of September, 1997 by and between INFINITY INVESTORS LIMITED ("Infinity"), and _____________________ (the "Optionee").

                              W I T N E S S E T H:

         WHEREAS, Infinity is the holder of 560,126 shares of Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock") of Halstead Energy Corp. (the "Company"), which shares are convertible into shares of the Company's Common Stock (the "Shares") in accordance with that certain Certificate to Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions and Relative Rights of the Series B Preferred Stock, as amended and restated; and

          WHEREAS, pursuant to the terms of a certain Restructuring Agreement dated September 24, 1997 by and between Infinity, the Company, Claire E. Tarricone, Anthony J. Tarricone and Joseph A. Tarricone (the "Restructuring Agreement"), Infinity has agreed to grant to the Optionee and/or certain other option holders (the "Option Holders") the right and option to purchase 2,170,488 Shares (the "Conversion Shares").

          NOW, THEREFORE, in consideration of the covenants and agreements herein contained and those contained in the Restructuring Agreement, the parties hereto hereby agree as follows:

          1. Grant of Option and Stock Appreciation Rights. (a) Upon the terms and subject to the conditions set forth herein, Infinity hereby grants to the Optionee the right and option (the "Option") to purchase from Infinity, at a price of $2.00 per share, all of the Conversion Shares during the period commencing on the effectiveness of the Registration Statement contemplated by
Section 2(b)(i) of the Restructuring Agreement (the "Effective Date") and ending on the 18-month anniversary of the Effective Date; provided, however that the unexercised portion of the Option shall earlier terminate as follows:

                 (i) In the event that the Option Holders fail to purchase at least 250,000 Conversion Shares on or prior to the 90th day following the Effective Date, the Option shall terminate on such 90th day;

                 (ii) In the event that the Option Holders fail to purchase at least an additional 400,000 Conversion Shares on or prior to the 181st day following the Effective Date, the Option shall terminate on such 181st day;

                 (iii) In the event that the Option Holders fail to purchase at least an additional 400,000 Conversion Shares on or prior to the 271st day following the Effective Date, the Option shall terminate on such 271st day;

                 (iv) In the event that the Option Holders fail to purchase at least an additional 400,000 Conversion Shares on or prior to the 361st day following the Effective Date, the Option shall terminate on such 361st day;

                 (v) In the event that the Option Holders fail to purchase at least an additional 400,000 Conversion Shares on or prior to the 451st day following the Effective Date, the Option shall terminate on such 451st day; and

                 (vi) In the event that the Option Holders fail to purchase the balance of the Conversion Shares during the period beginning with the 451st day following the Effective Date and ending on the eighteen-month anniversary of the Effective Date, the Option shall terminate on such eighteen-month anniversary.

         In addition, in the event that Infinity exercises its rights under Sections 4A(a) or 4A(b) of the Restructuring Agreement, the Option shall automatically terminate in its entirety.

         2. Method of Exercising Option. The Optionee may exercise the Option by delivering to Infinity (i) a written notice stating the number of Conversion Shares that the Optionee has elected to purchase at that time from Infinity and (ii) full payment of the purchase price of the Conversion Shares then to be purchased. Payment of the purchase price for the Conversion Shares shall be made by wire transfer of immediately available funds to a bank designated by Infinity.

         3. Issuance of Stock Upon Exercise. As promptly as practicable after receipt of such written notification of the Optionee's election to exercise the Option and full payment of such purchase price, but in no event more than three days after receipt, Infinity shall transfer to the Optionee the number of Conversion Shares with respect to which the Option has been so exercised and shall deliver to the Optionee a certificate or certificates therefor, duly endorsed with signatures guaranteed in a form acceptable to the Company's transfer agent or shall cause the transfer agent to issue the Conversion Shares directly to the Optionee.

         Notwithstanding any provision of this Agreement to the contrary, the Optionee acknowledges and agrees that Infinity's right to receive the Conversion Shares is dependent upon Infinity delivering a duly completed Notice of Conversion to the Company, which must be honored by the Company, with the Company's stock transfer agent promptly delivering Conversion Shares to Infinity in connection therewith. Further, in order for Infinity to sell the Conversion Shares to the Optionee following exercise of the Option, the Company must maintain the effectiveness of the Registration Statement contemplated by
Section 2(b)(i) of the Restructuring Agreement. Accordingly, the Optionee acknowledges and agrees that its right to exercise the Option shall be subject to the Company maintaining the effectiveness of such Registration Statement. Further, subject to Infinity's performance of its obligations hereunder, the Optionee fully releases and discharges Infinity from any liability associated with the failure of Infinity to deliver Conversion Shares to the Optionee upon exercise of the Option prior to the time such Conversion Shares are delivered to Infinity by the Company and its stock transfer agent upon receipt by the Company of a duly completed Notice of Conversion from Infinity.

         4. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or between any of them with respect to the transactions contemplated hereby.

         5. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect unless such enforceability causes this Agreement to fail in its essential purpose.

         6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made as of the date delivered or mailed if delivered in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                 if to Infinity to it at:

                 38 Hertford Street
                 London, England W1Y 7TG
                 Attn: James A. Loughram, Esq.

                 with a copy to:

                 H.W. Partners, L.P.
                 1601 Elm Street
                 4000 Thanksgiving Tower
                 Dallas, TX 75201
                 Telecopy:  (214) 720-1662
                 Attn: Stuart Chasanoff, Esq.

                 if to the Optionee, to it at:

                 copies of all notices to:

                 Halstead Energy Corp.
                 33 Hubbells Drive
                 Mt. Kisco, New York
                 Telecopy No. (914) 666-3203
                 Attn:  President and General Counsel
                 and

                 Piper & Marbury L.L.P.
                 1251 Avenue of the Americas
                 New York, New York 10020
                 Telecopy No. (212) 835-6001
                 Attention: Paul J. Pollock, Esq.

or to such other address as the person to whom notices is given may have previously furnished to the others in writing in the manner set forth above.

         7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of law).

         8. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         9. Binding Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, its successors and assigns.

         10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                                  INFINITY INVESTORS LIMITED


                                                  By:
                                                     -------------------------

                                                  [Optionee]


                                                  By:
                                                     -------------------------